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                                                                    Exhibit 12.1


                       RATIO OF EARNINGS TO COMBINED FIXED
                      CHARGES AND PREFERRED STOCK DIVIDENDS


                      TRAVELERS GROUP INC. and SUBSIDIARIES
                   (in millions of dollars, except for ratio)

                                                  THREE MONTHS ENDED
                                                      MARCH 31,                       YEAR ENDED DECEMBER 31,
                                                   ----------------    ---------------------------------------------------
                                                    1998      1997       1997        1996       1995      1994       1993
                                                   ------    ------    -------     --------   -------    ------     ------
Pre tax income from continuing operations          $1,760    $1,347    $ 5,012     $ 5,008    $ 3,320    $1,025     $3,034

Undistributed earnings of equity investee                                                                             (116)

Pre tax minority interest                                                                                              (32)

Other                                                                                    1                              22

Fixed Charges:

      Interest                                      3,177     2,378     11,443       8,927      9,378     7,626      6,821

      Interest portion of rentals                      31        30        142         132        135       159        105
                                                   ------    ------    -------     -------    -------    ------     ------
Total fixed charges                                 3,208     2,408     11,585       9,059      9,513     7,785      6,926
                                                   ------    ------    -------     -------    -------    ------     ------
Earnings available for fixed charges               $4,968    $3,755    $16,597     $14,068    $12,833    $8,810     $9,834
                                                   ------    ------    -------     -------    -------    ------     ------
Total preferred dividend grossed up                $   47    $   56    $   210     $   244    $   237    $  199     $  124

Total fixed charges and preferred dividends        $3,255    $2,464    $11,795     $ 9,303    $ 9,750    $7,984     $7,050
                                                   ------    ------    -------     -------    -------    ------     ------
Ratio of earnings to combined fixed charges and
   preferred stock dividends                         1.53 x    1.52 x     1.41 x      1.51 x     1.32 x    1.10 x     1.39 x
                                                   ------    ------    --------    --------   --------   -------    -------